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                                                                  Exhibit (c)(1)

                        TENDER OFFER AND MERGER AGREEMENT

                                  by and among

                                DEUTSCHE POST AG,

                           DP ACQUISITION CORPORATION,

                                       and

                      AIR EXPRESS INTERNATIONAL CORPORATION

                          Dated as of November 15, 1999
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     This TENDER OFFER AND MERGER AGREEMENT, dated as of November 15, 1999 (this
"Agreement"), by and among DEUTSCHE POST AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), DP ACQUISITION CORPORATION, a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent ("Merger Sub"), and AIR EXPRESS INTERNATIONAL CORPORATION, a Delaware corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the Board of Directors of the Company has (i) determined that each of the Offer and the Merger (as hereinafter defined) is advisable, fair and in the best interests of the Company and its stockholders and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger;

     WHEREAS, Merger Sub shall make a cash tender offer to acquire all of the issued and outstanding shares of common stock of the Company, $0.01 par value (such issued and outstanding shares being the "Shares"), for $33.00 per Share, net to the selling stockholder in cash, in accordance with the terms and subject to the terms and conditions set forth herein and in the offering documents relating to the Offer (as defined in Section 1.1);

     WHEREAS, pursuant to the Merger, each outstanding Share shall be exchanged for the right to receive the Merger Consideration (hereinafter defined), and each outstanding Stock Option (as hereafter defined) shall be settled out upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE 1
                                    THE OFFER

     Section 1.1. The Offer.

     (a) Each of the Company and the Parent shall publicly announce the execution of this Agreement promptly following its execution, and shall cooperate with the timing of such announcements consistent with Company's obligations as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) Provided that nothing shall have occurred that has resulted in a failure to satisfy any of the conditions set forth in Annex I to this Agreement, not later than
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five business days after execution of this Agreement, Merger Sub shall, and
Parent shall cause Merger Sub to, commence (within the meaning of Rule l4d-2 under the Exchange Act) an offer to purchase all Shares at a price of $33.00 per Share, net to the selling stockholder in cash (the "Offer," which term shall include any amendments to such Offer not prohibited by this Agreement). The obligation to consummate the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then beneficially owned by Parent, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I to this Agreement. The Offer shall be made by means of an offer to purchase containing the Minimum Condition and the further conditions set forth in Annex I. Merger Sub hereby covenants and agrees that it shall hold the Offer open for not less than 20 business days. Simultaneously with the commencement of the Offer, Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1, as amended and supplemented, with respect to the Offer (the "Schedule 14D-1") and the related Letter of Transmittal, as amended or supplemented, (collectively with the Schedule 14D-1 the "Offer Documents") provided that prior to the filing of the Offer Documents, Merger Sub shall have afforded the Company's counsel with a reasonable opportunity to review and make comments with respect to the Offer Documents. The Parent agrees to provide the Company and its counsel with any comments that the Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Each of the Parent, Company and Merger Sub shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the holders of Shares, as and to the extent required by applicable federal securities laws.

     (c) Parent and Merger Sub expressly reserve the right to waive any of the conditions to the Offer and to modify the terms and conditions of the Offer from time to time, except that, without the prior written approval of the Company, the Offer shall not be amended (i) to reduce the cash price per Share to be paid pursuant thereto, (ii) to reduce the number of Shares to be purchased thereunder, (iii) to change the form of consideration to be paid in the Offer,
(iv) to increase the minimum number of Shares which must be tendered to satisfy the Minimum Condition, (v) to impose additional conditions to the Offer or (vi) otherwise to amend the terms of the Offer in a manner that is materially adverse to the stockholders of the Company. In the event that the conditions set forth in paragraphs (a)(ii), (a)(iii) or (a)(iv) of Annex I shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, Parent and Merger Sub shall extend the expiration date of the Offer in increments of not less than five business days; provided that Parent and Merger Sub shall not be required to extend the expiration date of the Offer past February 15, 2000.

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     Section 1.2. Company Action.

     (a) The Company hereby consents to the Offer and represents that its Board of Directors has adopted and approved this Agreement and the transactions contemplated hereby including the Offer and the Merger, has determined that this Agreement and the transactions contemplated hereby including the Offer and the Merger are advisable, fair to and in the best interest of the Company and its stockholders, and has resolved (subject to Section 5.2) to recommend acceptance of the Offer to the Company's stockholders, and to recommend that the Company's stockholders tender their Shares in the Offer and vote to approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this Section 1.2(a), except as such consent may be withdrawn by the Board of Directors of the Company in accordance with Section 5.2 hereof. The Company represents that it has received the opinion (the "Fairness Opinion") of Morgan Stanley Dean Witter ("Company Financial Advisor") to the effect that the consideration offered pursuant to the Offer and Merger is fair to stockholders of the Company from a financial point of view; it being understood and acknowledged that such opinion has been rendered to the Board of Directors of the Company.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9, as amended and supplemented (the "Schedule 14D-9"), which shall reflect the recommendation of the Board of Directors that the Company's stockholders accept the Offer and, if applicable, vote to approve and adopt this Agreement and the Merger; provided that prior to the filing of such Schedule 14D-9, the Company shall have provided Merger Sub's counsel with a reasonable opportunity to review and make comments with respect to such Schedule 14D-9 provided that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub specifically for inclusion in the Schedule 14D-9. Such recommendation shall not be withdrawn or adversely modified except in accordance with Section 5.2 hereof. The Company agrees to provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the
Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

     (c) The Company shall promptly furnish Parent and Merger Sub the names and addresses of the holders of Shares and, if available, of non-objecting beneficial owners of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent practicable date, and shall from time to time furnish Parent and Merger Sub with such additional information, including updated or additional lists of

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stockholders, mailing labels and lists of securities positions, and other assistance as Merger Sub may reasonably request in order to be able to communicate the Offer to all stockholders of the Company including those stockholders who become stockholders after the date of the mailing of the Offer Documents. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

     Section 1.3. Directors.

     (a) Effective upon the acceptance for payment of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of
(i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this Section 1.3) and (ii) the percentage that the number of votes represented by Shares beneficially owned by Parent (including Shares accepted for payment pursuant to the Offer) bears to the number of votes represented by Shares then outstanding. In furtherance thereof, at such time the Company shall, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly take all action (including, without limitation, increasing the size of its Board of Directors or securing the resignations of such number of its incumbent directors, or both), as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Subject to applicable law, the Company shall promptly take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Each of Parent and Merger Sub shall furnish to the Company, and be solely responsible for, any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

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     (b) Notwithstanding the foregoing, the Company shall use its reasonable efforts to ensure that, in the event that Parent's designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times prior to the Effective Time, at least two directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company shall not be deemed an affiliate of the Company solely as a result of his status as a director or stockholder of the Company), Parent or any of their respective Subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever the remaining Independent Director(s) may designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, Parent or any of their respective Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

     (c) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Merger Sub hereunder, or any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder may be effected only by the action of a majority of the Independent Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated hereby and the full Board of Directors of the Company.

     Section 1.4. Stock Options.

     (a) Upon consummation of the Offer, each of the outstanding options to purchase Company Common Stock (collectively, a "Stock Option") granted under the Company's 1991 Employee Incentive Stock Plan and 1996 Employees Incentive Stock Plan, as amended, or any other employee or director stock option or compensation plan or arrangement of the Company (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof (the "Option Holder"), be converted into the right to receive cash in an amount equal to (i) the excess of the Merger Consideration over the exercise price per share provided in such Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Stock Option. Promptly after the consummation of the Offer, the Company shall cause each Option Holder to be paid the amount necessary to redeem such holder's Stock Options in accordance with this Section 1.4. Notwithstanding any other provisions of this Section, payment may be withheld in respect of any Stock Option until necessary consents, if any, are obtained.

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                                   ARTICLE 2
                                   THE MERGER

     Section 2.1. The Merger; Closing.

     (a) The Merger. At the Effective Time (as defined in Section 2.2 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged (the "Merger") with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation being the successor to all the property, rights, powers, privileges, liabilities and obligations of both Merger Sub and the Company. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Company."

     (b) The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, unless another place is agreed to in writing by the parties hereto.

     Section 2.2. Effective Time. As promptly as practicable after the satisfaction of or, to the extent permitted hereunder, waiver of the conditions to the Merger set forth herein, but in no event later than two (2) business days thereafter, the parties hereto shall file all necessary documentation, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later date as is set forth in the Certificate of Merger, being the "Effective Time").

     Section 2.3. Effect of the Merger. The Merger shall have the effects set forth in the relevant provisions of the DGCL.

     Section 2.4. Certificate of Incorporation in Bylaws. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter changed or amended as provided therein or by the DGCL provided that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be Danzas Air Express International Corporation.

     Section 2.5. Directors and Officers

     (a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office

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in accordance with the certificate of incorporation and bylaws, until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws or until their earlier death, resignation or removal.

     (b) Officers. The officers of the Company immediately prior to the Effective Time shall serve as the officers of the Surviving Company until their successors shall have been duly elected or appointed and shall have been qualified in accordance with the certificate of incorporation and bylaws or until their earlier death, resignation or removal.

     Section 2.6. Merger Consideration; Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Shares:

          (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 2.6(b) and (ii) Shares that are owned by stockholders of the Company who satisfy all of the requirements to demand payment for such Shares in accordance with Section 262 of the DGCL) shall be converted into the right to receive $33.00 in cash or any higher price per Share paid pursuant to the Offer, without interest (the amount payable for one Share being referred to as the "Merger Consideration").

          (b) Cancellation of Shares. Each Share owned by Parent, Merger Sub or any Subsidiary of the Company or Parent immediately prior to the Effective Time and each Share held by the Company in treasury shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) Common Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted. Each certificate of Merger Sub evidencing ownership of any common stock of Merger Sub shall evidence, from and after the Effective Time, ownership of shares of the Surviving Company.

     Section 2.7. Dissenting Shares.

     (a) Notwithstanding Section 2.6, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger (or consented thereto in writing), who shall have delivered a written objection to the Merger and a demand for appraisal of such Shares in accordance with Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect thereto) and who shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to

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appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but shall instead entitle the holder thereof to receive that consideration determined pursuant to
Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder's right to appraisal, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 2.8. Transmittal of Merger Consideration.

     (a) Payment Agent. Parent shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Payment Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At or before the Closing, Parent shall deposit, or shall cause to be deposited, with the Payment Agent, for the benefit of the holders of Shares, the amount of the product of the Merger Consideration multiplied by the number of Shares then issued and outstanding minus the sum of (i) the number of Dissenting Shares and (ii) the number of Shares to be cancelled and retired pursuant to Section 2.6(b) (the "Payment Fund").

     (b) Payment Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of a certificate or certificates which immediately prior the Effective Time evidenced outstanding Shares (the "Certificates"), (i) a Letter of Transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.8(e)) to the Payment Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration. Upon surrender of a Certificate for cancellation or submission of an affidavit of loss in lieu thereof in accordance with Section 2.8(e) herein to the Payment Agent together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and the Payment Agent shall send to the holder of such Certificate a check in the amount (after giving effect to any required tax withholdings) equal to the Merger Consideration multiplied by the number of Shares theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Such payment shall be mailed promptly after receipt of such Certificate together with a properly completed Letter of Transmittal. No interest will be paid or accrued on

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any amount payable upon due surrender of the Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest thereon.
If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Payment Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

     (c) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the applicable Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.8(e)), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Payment Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (d) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.8(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form reasonably satisfactory to the Surviving Company, and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in respect thereof pursuant to Section 2. 8(b) upon receipt by the Payment Agent of such affidavit.

     (f) Withholding Rights. Each of Parent, the Company and the Surviving Company shall deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Shares or Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the

Internal Revenue Code of 1986 (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Company or the Surviving Company, as the case may be.

     Section 2.9. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, the Merger Consideration delivered upon the surrender of a Certificate or an affidavit of loss in lieu thereof in accordance with Section 2.8(e) herein in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificate, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this
Article 2 provided that the Payment Agent shall have received an appropriate Letter of Transmittal.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1. Organization and Qualification; Subsidiaries. The Company is a corporation and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification or licensing necessary, except for such matters as would not have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws or equivalent organizational documents of the Company and of each Material Subsidiary as currently in effect on the date hereof.

     Section 3.2. Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.01 per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of November 12, 1999 (i) 33,628,769 shares of Company Common Stock were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable, (ii) 1,797,600 shares of Company Common Stock were held by the Company in its treasury, and (iii) Stock Options to purchase an aggregate of 2,567,491 shares of Company Common Stock at a weighed average exercise price of $19.98 per share were outstanding. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

     (b) Except as set forth in Section 3.2 of the written disclosure schedule provided by Company to Parent prior to the date hereof (the "Company Disclosure Schedule") or as set forth in this Section, there are no outstanding (i) shares of capital stock or voting securities of the Company (except for Shares issued after November 12, 1999 pursuant to Stock Options outstanding on November 12, 1999 under the Company Stock Option Plans), (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (iii) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities or other equity interests of the Company obligating the Company to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company. All shares of Company Common Stock subject to issuance pursuant to the exercise of Stock Options shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

     Section 3.3. Authority Relative to this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. The Board of Directors of the Company has determined that it is advisable, fair and in the best interest of the Company's stockholders for the Company to enter into this Agreement, has adopted and approved the Offer, the Merger and this Agreement and has or will recommend that the Company's stockholders accept the Offer and approve this Agreement, the Merger and the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

     Section 3.4. Subsidiaries. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Material Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Material Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Material Subsidiaries, or other obligations of the Company or any of its Material Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities or ownership interests in, any Material Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Material Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or
(ii) above.

     Section 3.5. SEC Filings; Financial Statements

     (a) SEC Filings. The Company has filed all forms, reports, exhibits and other documents required to be filed with the SEC under the Exchange Act since March 31, 1997 and has made available to Parent accurate and complete copies of
(i) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997, September 30, 1997, March 31, 1998, June 30, 1998, September 30,
1998, March 31, 1999, June 30, 1999 and September 30, 1999 and its Annual Report on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1998,
(ii) all Form 8-K's filed and all proxy or information statements relating to the Company's meetings of, or actions taken without a meeting by, the Company's stockholders (whether annual or special) held since December 31, 1997, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC under the Exchange Act and the Securities Act of 1933 (the "Securities Act"), since March 31, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). As of its filing date, each Company SEC Report (i) complied as to form in all material respects with the requirements of the Exchange Act, or the Securities Act, as applicable, and (ii) did not at the time it was filed or declared effective, as the case may be, (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has any class of securities registered pursuant to the Exchange Act.

     (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, in the aggregate, material in amount.

     Section 3.6. Absence of Certain Changes. Except as specifically disclosed in the Company's SEC Reports filed prior to the date hereof or as set forth in
Section 3.6 of the Company Disclosure Schedule, since December 31, 1998, the Company directly and through its Subsidiaries has conducted the business of the Company only in the ordinary course consistent with past practices, and during such period there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect and the Company is not aware of any event, occurrence, development or state of circumstances or facts which may reasonably be expected to occur or exist that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.6 of the Company Disclosure Schedule, (I) since December 31, 1998 there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution in respect of any class of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, except in the administration of the Company Stock Option Plans consistent with past practice and, in the case of Subsidiaries other than Material Subsidiaries or wholly-owned Subsidiaries, repurchases of capital stock of such Subsidiary in accordance with contractual arrangements entered into in connection with joint ventures disclosed on Section 3.13 of the Company Disclosure Schedule which were entered into in the ordinary course of business consistent with past practice; (b) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; (c) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a concurrent change in GAAP or otherwise by the rules and regulations of the SEC applicable to the Company; (d) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company and its Subsidiaries; (e) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (f) any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any assets other than in the ordinary course of business consistent with past practices; (g) any making of any material loan, advance or capital contribution to or investment in any Person by the Company or any of its Subsidiaries other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business consistent with past practices; or (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract, license or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement; and (II) since June 30, 1999, there has not been any (1) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (2) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (3) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (4) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (5) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the case of (II), in the ordinary course of business consistent with past practice or, with respect to employees other than officers or directors of the Company or any of its Subsidiaries, in amounts which in the aggregate are de minimus. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     Section 3.7. No Undisclosed Liabilities. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities or obligations (a) adequately provided for in the Company's balance sheet as of September 30, 1999 (including any related notes thereto) included in the SEC Reports filed prior to the date hereof, (b) disclosed elsewhere in the SEC Reports filed prior to the date hereof; or (c) incurred since September 30, 1999 in the ordinary course of business consistent with past practices and which could not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

     Section 3.8. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), Section 721 of the Defense Production Act of 1950 (the "Exon-Florio Provision), the United States Department of Transportations Aviation Economic Regulations (the "DOT Approval"), and the European Commission under Council Regulation (EEC) No. 4064/89 (the "European Approval"), (iii) compliance with any applicable requirements of the Exchange Act or any other applicable securities or takeover laws, whether state or foreign, and (iv) and any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this
Section 3.8, the Company makes no representation or warranty with respect to governmental consents or approvals in foreign jurisdictions which are necessary in connection with the transactions contemplated hereby and not otherwise identified in this Section.

     Section 3.9. No Violation. Except as set forth in Section 3.9 of the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, and subject to the approval and adoption of this Agreement by the Company's stockholders, if applicable, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation by the Company of the transactions contemplated hereby will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.8, contravene, conflict with, result in any violation or breach of any provision of any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary of the Company or by which any of their respective properties are bound or affected, or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of the Company and its Subsidiaries, or (iv) result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective properties are bound or affected, except in the cases of clauses (ii), (iii) and (iv) for such matters that could not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.10. Absence of Litigation; Compliance with Law. Except as set forth in Section 3.10 of the Company Disclosure Schedule or as reflected in the

Company SEC Reports filed prior to the date hereof, (i) there are no claims, actions, suits, proceedings or investigations pending against or, to the knowledge of the Company, threatened against or affecting the Company or against or affecting any Subsidiary of the Company or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, which could reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) there is no judgment, decree, injunction, rule or order outstanding against the Company or any of its Subsidiaries other than, in each case, those that the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.11. Employee Benefit Plan; Employment Agreement.

     Except as set forth in Section 3.11 of the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, and except for such matters as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a) neither the Company nor any Subsidiary of the Company maintains, sponsors, contributes or is party to, nor has at any time in the past three years maintained, sponsored, contributed or was a party to, (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction (a "Pension Plan"), (ii) any employee welfare benefit plan (as defined in
     Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction (a "Welfare Plan"), or (iii) any employment, severance or similar contract, plan, arrangement or policy and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation for the benefit of any current or former employee or director of any of the Company or any Subsidiary of the Company (collectively, "Employee Plans");

          (b) with respect to each Employee Plan, the Company has made available to Parent (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement

     (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; and (v) accurate and complete copies of all material Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements;

          (c) neither the Company nor any Subsidiary of the Company is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code; neither the Company nor any Subsidiary of the Company has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code; neither the Company nor any Subsidiary of the Company has ever made a complete or partial withdrawal from a multiemployer plan resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA);

          (d) neither the Company nor any Subsidiary of the Company has any commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Company or any Subsidiary of the Company;

          (e) no Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Company or any Subsidiary of the Company after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, and (ii) benefits the full cost of which are borne by current or former employees or directors of the Company or any Subsidiary of the Company (or their beneficiaries));

          (f) with respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
     Section 4980B of the Code ("COBRA") have been complied with in all material respects;

          (g) neither the Company nor any Subsidiary nor any predecessor thereof sponsors, maintains or contributes to, or has in the past three years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below); neither the Company nor any Subsidiary has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Consummation Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under
     Section 4971 of the Code that in either case could become a liability of the Surviving Corporation or any of its Subsidiaries or the Parent or any of its ERISA

     Affiliates after the Effective Time; and if a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur immediately prior to the Effective Time with respect to all Employee Plans that are multiemployer plans, as defined in Section 3(37) of ERISA ("Multiemployer Plans"), none of the Company or the Surviving Company, any of their Subsidiaries or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA ("ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code);

          (h) each of the Employee Plans has been operated and administered in all material respects in accordance with applicable Laws, and no events have occurred with respect to any Employee Plan that could result in payment or assessment of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code;

          (i) each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked;

          (j) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or director of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan; and there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 162(m) or 280G of the Code;

          (k) there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998; and

          (l) all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of September 30, 1999, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company's balance sheet dated as of September 30, 1999.

     Section 3.12. Labor Matters.

     (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, (i) there are no lawsuits or administrative proceedings pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, other than such pending or threatened lawsuits or administrative proceedings which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; and
(ii) the Company has no knowledge of any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement on December 31, 1998, or any material strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any Subsidiary of the Company.

     (b) Set forth on Section 3.12 of the Company Disclosure Schedule is a list of all collective bargaining agreements to which the Company or any of its Material Subsidiaries is a party.

     Section 3.13. Contracts. Neither Company nor any of the Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or any other agreement to which it is a party or by which it is bound or to which any of their respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected to have a Company Material Adverse Effect. All such contracts and agreements to which Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid, except to the extent of an invalidity which could not reasonably be expected to have a Company Material Adverse Effect. All such material contracts or agreements are listed as exhibits in the Company SEC Reports filed prior to the date hereof or are set forth on Section 3.13 to the Company Disclosure Schedule.

     Section 3.14. Taxes.

     (a) Except as set forth on Schedule 3.14(a) to the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, the Company has duly and timely filed all federal, state and local or foreign Tax Returns (as hereinafter defined) required under applicable law to be filed by the Company on its own behalf and on behalf of its Subsidiaries on a consolidated basis. All such Tax Returns are accurate and complete in all material respects. Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedule or as reflected in the Company SEC Reports filed prior to the date hereof, all Taxes (as defined hereinafter) due and payable by the Company and its Subsidiaries prior to the date hereof have been paid except as would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries for any period, except for such extensions or waivers which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding by any governmental, quasi-governmental or regulatory department or authority for the assessment or collection of Taxes, and there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes and no claim by any taxing department or authority is pending in any jurisdiction where the Company or its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (c) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 3.15. Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise possess the right to use, all patents, trademarks, tradenames, servicemarks, copyrights, computer software and all other rights with respect to intellectual property that is material to the conduct of the Company's business.

     Section 3.16. Brokers. Except for the Company Financial Advisor and its affiliates with respect to which the Company is solely liable, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 3.17. Environmental Matters.

     (a) Except as set forth in the Company SEC Reports filed prior to the date hereof and except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect:

          (i) no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any of its Subsidiaries, in any such case in violation of Environmental Laws; and

          (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

     (b) None of the transactions contemplated by this Agreement will trigger any filing or other action under any environmental transfer statute, including without limitation, the Connecticut Hazardous Waste Establishment Transfer Act.

     (c) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company;

          (ii) "Environmental Laws" means any federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

          (iii) "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted; and

          (iv) "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     Section 3.18. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of DGCL, and, accordingly, no such Section applies or purports to apply to any such transactions.

     Section 3.19. Year 2000 Compliance. The Company has (i) initiated a review and assessment of all areas within the business and operations of the Company and its Subsidiaries (including those areas affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by the Company or any of its Subsidiaries (or their respective suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, which plan and timeline have been made available to Parent and (iii) to date, implemented such plan in accordance with such timetable. The Company reasonably believes that all computer software and systems (including those of suppliers and vendors) that are material to the business or operations of the Company and its Subsidiaries as presently conducted will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000.

     Section 3.20. Proxy Statement. If applicable, the information supplied by the Company for inclusion or incorporation by reference in the proxy or information statement to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider approval of this Agreement ((the "Company Stockholders' Meeting") and such proxy or information statement, the "Proxy Statement") will not, on the date the Proxy Statement or any amendment thereof or supplement thereto is first mailed to stockholders of the Company, at the time of the Company Stockholders' Meeting, and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act.

     Section 3.21. Recommendation Documents. The Schedule 14D-9 and any other documents required to be filed with the SEC by the Company or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, shall in all material respects conform with the requirements of the Exchange Act (except that the foregoing representation shall not apply with respect to the accuracy of information relating to Parent which has been furnished in writing by Parent specifically for inclusion in the Schedule 14D-9). As of its filing date, and on the date it is first published, sent or given to holders of Shares, the Schedule 14D-9 or any supplement or amendment thereto and any other documents provided therewith shall not contain any misstatement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Company agrees to correct the Schedule 14D-9 and any other documents sent or delivered to the holders of Shares therewith if and to the extent that any of them shall become false or misleading in any material respects, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law.

     Section 3.22. Customs Broker Licenses and Approvals.

     Except for such matters as would not have, individually or in the aggregate, Company Material Adverse Effect:

          (a) The Company and each of its Subsidiaries that is engaged in the Customs business is a duly licensed Customs broker, and holds a valid permit in each location where it conducts Customs business, under 19 U.S.C. ss. 1641 and applicable Customs regulations. Such licenses and permits are in full force and effect and have not been surrendered, suspended or revoked by operation of law or otherwise. The Company and each of its Subsidiaries that is engaged in the Customs business maintains a licensed officer required under 19 C.F.R. ss. 111.11(c) in support of its corporate license and employs a licensed person in each Customs broker district as required under 19 C.F.R. ss. 111.19.

          (b) The Company and each of its Subsidiaries that is engaged in the Customs business has complied in all respects with 19 U.S.C. ss. 1641 and 19 C.F.R. Part III.

          (c) The Company and each separately incorporated branch office where the Company acts as an ocean freight forwarder or a non-vessel-operating common carrier is duly licensed as an ocean transportation intermediary by the Federal Maritime Commission and is in full compliance with all laws and regulations applicable to ocean transportation intermediaries. Such licenses are in full force and effect and have not been surrendered, suspended or revoked by operation of law or otherwise.

          (d) The Company and each of its Subsidiaries that is engaged in the Customs business or as an air freight forwarder or ocean transportation intermediary is in compliance with the laws and regulations administered by the United States Customs Service ("Customs"), United States Department of Commerce, and Federal Maritime Commission. There are no claims pending against, or to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, by Customs, U.S.

     Department of Commerce, or Federal Maritime Commission for duties, taxes, fees, penalties or liquidated damages in excess of $10,000 each or $300,000 in the aggregate.

          (e) The Company and each of its Subsidiaries that is engaged in the Customs business or as an air freight forwarder or ocean transportation intermediary is not the subject of any investigation, audit, debarment, denial order, charging letter, or license revocation or suspension proceeding by Customs, U.S. Department of Commerce, or Federal Maritime Commission.

          (f) "Customs business" means those activities involving transactions with Customs concerning the entry and admissibility of merchandise, its classification and valuation, the payment of duties, taxes, or other charges assessed or collected by Customs upon merchandise by reason of its importation, or the refund, rebate, or drawback thereof.

          (g) "Ocean transportation intermediary" means an ocean freight forwarder or a non-vessel-operating common carrier. For the purposes of this part, the term:

               (i) "Ocean freight forwarder" means a person that:

                    1. in the United States, dispatches shipments from the
               United States via a common carrier and books or otherwise arranges space for those shipments on behalf of shippers; and

                    2. processes the documentation or performs related
               activities incident to those shipments; and

               (ii) "Non-vessel-operating common carrier" means a common carrier that does not operate the vessels by which the ocean transportation is provided, and is a shipper in its relationship with an ocean common carrier.

          (h) "Air freight forwarder" means a Person that dispatches shipments from the United States via an air carrier and books or otherwise arranges space for those shipments on behalf of shippers or acts as a shipper and processes the documentation or performs related activities incident to those shipments.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     Section 4.1. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except for such matters as would have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent owns directly or indirectly all of the outstanding capital stock of Merger Sub.

     Section 4.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

     Section 4.3. Acquisition Funding. At the expiration of the Offer, the Merger Sub will have available cash sufficient to consummate the Offer and the Merger and to pay all fees and expenses in connection therewith.

     Section 4.4. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (ii) compliance with any applicable requirements of the HSR Act, the Exon-Florio Provision, the DOT Approval, and the European Approval, (iii) compliance with any applicable requirements of the Exchange Act and any other applicable securities or takeover laws, whether state or foreign; and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this Section 4.4, Parent and Merger Sub make no representation or warranty with respect to governmental consents or approvals in foreign jurisdictions which are necessary in connection with the transactions contemplated hereby and are not otherwise identified in this Section.

     Section 4.5. No Violation. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) contravene, conflict with, result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4, contravene, conflict with, result in any violation or breach of any provision of any Laws applicable to Parent or Merger Sub or by which any of their respective properties are bound or affected, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of Parent and its Subsidiaries or (iv) result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instruction or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except in the case of clauses (ii),
(iii) and (iv) for any such matters that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Chairman, Chief Executive Officer and General Counsel of Parent, and the head of Danzas Intercontinental Business Unit (or such other individual as shall be designated as the lead representative of Parent overseeing the integration of the Company and Danzas during the period prior to the Effective Time) (the "Parent Officers") are not aware of any fact that causes them to believe that Parent and Merger Sub will be unable to perform their obligations under this Agreement assuming the conditions to their obligations set forth in Annex I are satisfied.

     Section 4.6. Offer Documents. The Offer and the Offer Documents shall in all material respects conform with the requirements of the Exchange Act (except that the foregoing representation shall not apply with respect to the accuracy of information relating to the Company which has been excerpted or derived from public sources or furnished in writing by the Company specifically for inclusion in the Offer Documents). As of their respective dates, and on the date they are first published, sent or given to holders of Shares, the Offer Documents shall not contain any misstatement of material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Parent and Merger Sub agree to correct the Schedule 14D-1 and the other Offer Documents if and to the extent that any of them shall become false or misleading in any material respects, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. If applicable, the information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company's Stockholders' Meeting.

     Section 4.7. Brokers. Except for Deutsche Banc Alex. Brown, Deutsche Bank Securities Inc. and their affiliates, with respect to which Parent is solely liable, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Parent in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                               CONDUCT OF BUSINESS

     Section 5.1. Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Consummation Time, the Company covenants and agrees that neither the Company nor any Subsidiary of the Company shall directly or indirectly do any of the following without the prior written consent of Parent, which shall not unreasonably be withheld:

          (a) amend or otherwise change the Company's certificate of incorporation or bylaws;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any capital stock of the Company or any of its Subsidiaries of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of the Company or any of its Subsidiaries of any class (except for the issuance of Shares issuable pursuant to Stock Options under the Company Stock Option Plans which Stock Options are outstanding on the date hereof);

          (c) sell, lease, license, pledge, or otherwise dispose of or encumber any assets of the Company or of any Subsidiary except for (i) sale of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) sales of immaterial assets, provided that any sale, lease, license, pledge or other disposition of assets pursuant to Subsection 5.1(c)(ii) or (iii) shall not exceed $1,000,000 in the aggregate;

          (d) except as set forth in Section 5.1(d) of the Company Disclosure Schedule, (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class of capital stock (or other equity interest) of the Company, except that a Subsidiary of the Company may declare and pay a dividend to the Company, (ii) split, combine or reclassify any class of capital stock (or other equity interest) of the Company or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of any class of capital stock (or other equity interest) of the Company or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to repurchase, redeem or otherwise acquire, any securities of the Company or any Subsidiary of the Company, except, in the case of Subsidiaries other than Material Subsidiaries or wholly-owned Subsidiaries, repurchases of capital stock of such Subsidiaries in accordance with contractual arrangements entered into in connection with joint ventures disclosed in Section 13.3 of the Company Disclosure Schedule which were entered into in the ordinary course of business consistent with past practice;

          (e) except as set forth on Schedule 5.1(e), (i) acquire (by merger, consolidation, acquisition of stock or assets) any company, corporation, partnership, or other business organization or division thereof, or acquire a material amount of stock or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities (except in the ordinary course of business and in amounts not in excess of $2 million in the aggregate) or assume, guarantee or otherwise become responsible for the obligations of any Person (other than indebtedness of wholly-owned Subsidiaries of the Company) or make any loans or advances, except in the ordinary course of business consistent with past practice and in amounts not in excess of $1,000,000 in the aggregate, (iii) enter into or amend any material Contract, except in the ordinary course of business and only in a manner that does not have a Company Material Adverse Effect, or (iv) authorize any new capital expenditures or purchase of fixed assets except in the ordinary course of business consistent with past practice and in amounts not in excess of $5,000,000 in the aggregate;

          (f) except as set forth in Section 5.1(f) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any Subsidiary of the Company who are not officers of the Company, which increases are in the ordinary course of business and do not exceed 5% of the aggregate annual salary or wages of all such employees, or grant any new severance or termination pay to, or enter into any new employment or severance agreement with any director, officer or employee of the Company or of any Subsidiary of the Company, except as disclosed in this Agreement, or establish, adopt or enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law and except that the foregoing shall not restrict routine hiring of new lower level personnel in the ordinary course of business consistent with past practice, immaterial changes in policies affecting the workplace generally, or any of the foregoing restrictions not involving officers or directors of the Company that will not, in the aggregate, increase the obligations of the Company thereunder by more than $150,000.

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except for changes which may be required under GAAP or pursuant to SEC rules or regulations;

          (h) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

          (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports made available to the Parent prior to the date hereof, or (ii) incurred in the ordinary course of business and consistent with past practice; or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants under this Agreement in any material respect.

     Section 5.2. No Solicitation.

     (a) Non-Solicitation of Alternative Transactions. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Consummation Time, the Company and its Subsidiaries shall not, and shall cause their officers, directors or employees or any investment banker, attorney or accountant or other representative retained by them (any of the foregoing being a "Company Representative") not to, directly or indirectly, (i) initiate, solicit or encourage the making, submission or announcement of any Alternative Transaction (as defined below), (ii) take any other action intended to facilitate any inquiries or the making of any proposal to effect an Alternative Transaction, (iii) approve, endorse or recommend any Alternative Transaction, (iv) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Alternative Transaction, (v) enter into discussions or negotiate with or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person regarding an Alternative Transaction, (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (vii) authorize or permit any of the officers, directors, or employees of the Company or its Subsidiaries or any Company Representative to take any such action set forth in clauses (i) through (vi). The Company will notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any Company Representative) of (x) any Alternative Transaction, (y) any indication that any Person is considering proposing an Alternative Transaction or (z) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who may be considering proposing, or has proposed, an Alternative Transaction. The Company shall provide such notice orally and in writing and shall identify the Person proposing, and the terms and conditions of, any such Alternative Transaction, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Alternative Transaction or request. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with respect to any Alternative Transaction.

     (b) Notwithstanding the foregoing, nothing contained in Section 5.2(a) shall prohibit the Board of Directors of the Company (through the Company Representative) from furnishing non-public information to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal (defined below) made by such Person (and not withdrawn) if (i) the Company has complied in all material respects with the provisions of this Section 5.2, including the notice provisions hereof, (ii) the Board of Directors of the Company determines in good faith, based on advice of outside legal counsel, that it is reasonably likely that the failure to consider the Superior Proposal would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, (iii) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person the Company requires such Person to enter into a confidentiality agreement with the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with any such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to take such action.

     (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation referred to in Sections 1.2 and 6.1, but only if (i) the Company has complied in all material respects with the provisions of this Section 5.2, including the notice provisions hereof, (ii) a Superior Proposal is pending at the time the Board of Directors of the Company determines to take such action, (iii) the Board of Directors of the Company determines in good faith, based on advice of outside legal counsel, that it is reasonably likely that the failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

     (d) Definitions. The following terms shall have the meanings set forth below:

          (i) "Alternative Transaction" means any inquiry, proposal or offer for, or any indication of interest in,

               1. any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction
          (i) in which the Company or any Subsidiary of the Company is a constituent corporation or involving the capital stock of the Company,
          (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) or Persons directly or indirectly acquires the Company or any Subsidiary of the Company or more than 15% of the Company's business or assets, or directly or indirectly becomes the beneficial owner (as such term is used in Section 13d-3 of the Exchange Act) or record owner of securities representing, or exchangeable for or convertible into, more than 15% of the outstanding securities of any class of voting securities of the Company or any of the Company's Subsidiaries, or filing a registration statement in connection therewith or (iii) in which the Company or any Subsidiary of the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

               2. any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole;

               3. any liquidation or dissolution of the Company or any material Subsidiary of the Company; or

               4. any other transaction involving a proposal or offer from a third party which the Board of Directors of the Company determines in good faith is of the nature of transaction contemplated hereby;

     provided that an Alternative Transaction shall not include the transactions contemplated hereby.

          (ii) "Superior Proposal" means a bona fide, unsolicited, written proposal for an Alternative Transaction, on terms and conditions that the Board of Directors of the Company determines, in its good faith judgment, based on advice of the Company Financial Advisor or other financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Alternative Transaction, is more favorable to the Company's stockholders than the transaction contemplated hereby (after giving effect to any changes to this Agreement and the Offer as may be proposed by Parent in response to the Alternative Transaction), and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

     (e) Termination of Existing Discussions. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents and advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub), conducted heretofore with respect to any Alternative Transaction.

     (f) Agreement With Others. Nothing in this Section 5.2 shall (i) permit the Company to terminate this Agreement or (ii) permit the Company to enter into any written agreement with respect to an Alternative Transaction during the term of this Agreement (it being agreed that during the term of this Agreement the Company shall not enter into any written agreement with any Person that provides for, or in any way facilitates, an Alternative Transaction, other than a confidentiality agreement in the form referred to above), it being understood that Section 8.1(e) and (f) sets forth the rights of the Company to terminate this Agreement.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

     Section 6.1. Proxy Statement. If required by the DGCL, as promptly as practicable following the consummation of the Offer, the Company shall, in consultation with Parent, prepare and file with the SEC and will use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement. The Proxy Statement shall, subject to Section 5.2 of this Agreement, include the recommendation of the Board of Directors of the Company in favor of the approval of this Agreement.

     Section 6.2. Company Stockholders' Meeting. If required by the DGCL, the Company shall call and hold the Company Stockholders' Meeting as promptly as practicable following consummation of the Offer for the purpose of voting upon the approval of this Agreement, and the Company shall use its reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable, subject to applicable law. If requested by Parent, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement. Subject to Section 5.2, the Board of Directors of the Company shall recommend approval of this Agreement by the Company's stockholders, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and the certificate of incorporation and bylaws of the Company to obtain such approval. At any such meeting all outstanding Shares then owned by Parent, Merger Sub or their Subsidiaries or affiliates shall be voted in favor of the Merger and for approval and adoption of this Agreement.

     Section 6.3. Employee Benefits and Stock Options. The Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Company shall not assume or continue any outstanding stock options under the Company Stock Option Plans, or any other stock options, or substitute any additional options for such outstanding options.

     Section 6.4. Consents; Approvals. The Company and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in any proxy statement or information statement prepared in connection with the Company Stockholders' Meeting, or for any application or other filing to be made pursuant to the rules and regulations of any Governmental Body in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act, the Exon-Florio Provision, the DOT Approval, the European Approval and any other domestic or foreign approvals, filings, notifications or other requirements of law, statute, rule or regulation necessary in connection with the transactions contemplated by this Agreement which would, if not obtained or satisfied, have a Company Material Adverse Effect or a Parent Material Adverse Effect. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any governmental agency with respect to such approvals, filings, notifications or other requirements. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any legal or administrative proceeding or other action before any Governmental Body and of any notice or other communication from any governmental or regulatory agency or authority in connection with the Offer, the Merger or the transactions contemplated hereby and (ii) keep the other party informed as to the status of any such proceeding, including any communications received by or transmitted to any Governmental Body relating to the Offer, the Merger or the transactions contemplated hereby. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal or administrative proceeding under or relating to the HSR Act, the Exon-Florio Provision, the DOT Approval, the European Approval, or any other federal, state or foreign antitrust or fair trade law.

     Section 6.5. Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

     Section 6.6. Employees, Employee Benefits.

     (a) Affected Employees. Individuals who are employed by the Company and its Subsidiaries as of the consummation of the Offer shall remain employees of the Company and its Subsidiaries following the consummation of the Offer (each such employee, an "Affected Employee"); provided however that this Section shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

     (b) Past Service Credit. Parent will, or will cause the Company to, give individuals who are employed by the Company and its Subsidiaries as of the consummation of the Offer full credit for purposes of eligibility, vesting, benefit accrual (excluding, however, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the consummation of the Offer.

     (c) Limitations and Deductibles. Parent will, or will cause the Company to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods imposed by Parent or the Company with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the consummation of the Offer, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the consummation of the Offer under any welfare plan maintained for the Affected Employees immediately prior to the consummation of the Offer, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the consummation of the Offer in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the consummation of the Offer.

     (d) Post Closing Coverage and Benefits. For a period of one year immediately following the consummation of the Offer, the coverage and benefits provided to the Affected Employees who remain employed with the Surviving Company, Parent or any Subsidiary of Parent pursuant to employee benefit plans or arrangements maintained by Parent, or any Subsidiary of Parent shall be, in the aggregate, no less favorable than those provided to such employees immediately prior to the consummation of the Offer. For a period of two years immediately following the consummation of the Offer, the Company shall, and, following the Effective Time, the Surviving Company shall and the Parent shall cause the Surviving Company to, maintain in effect on substantially the same terms as in effect immediately prior to the consummation of the Offer the Deferred Compensation Plan, as amended by Amendment No. 1, effective as of January 1, 1997, as amended by Amendment No. 2, effective as of January 1, 1999 (the "Deferred Compensation Plan"). For a period of ten years thereafter, the Surviving Company shall maintain in effect the Rabbi Trust established under the Deferred Compensation Plan. For a period of not less than the premium schedules set forth in the Split Dollar Life Insurance Plan, the Surviving Company shall and the Parent shall cause the Surviving Company to maintain in effect on substantially the same terms as immediately prior to the consummation of the Offer the Split Dollar Life Insurance Plan for the employees, officers and directors of the Company named therein.

     (e) Executive Agreements. As of the consummation of the Offer, Parent shall cause the Surviving Company to honor in accordance with their terms all employment, severance, change of control, and other compensation agreements and arrangements disclosed in Section 3.11 or 6.6(e) of the Company Disclosure Schedule (each an "Executive Agreement"). Parent and the Company hereby agree that the consummation of the Offer by the Company's stockholders shall constitute a "Change in Control" (or words of similar effect) for purposes of any Executive Agreement and all other Employee Plans, pursuant to the terms of such plan.

     (f) Severance Pay. Parent shall, or shall cause the Surviving Company, to pay severance benefits to each of the Affected Employees (other than those who (i) are parties to the Executive Agreements referred to in Section 6.6(e) or
(ii) are entitled to receive severance benefits under any existing contract, statute, regulation or law) whose employment is terminated other than for Cause within 120 days following the Effective Time, equal to two weeks of the Affected Employee's base earnings on the date the Affected Employee's employment is terminated for each year of service with the Company or an affiliate, up to a maximum of six months of base earnings. "Cause" shall mean conduct by the Affected Employee constituting a crime related to his employment, or constituting a felony.

     Section 6.7. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NASDAQ Stock Market Inc. if it has used all reasonable efforts to consult with the other party.

     Section 6.8. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable by, and are imposed on, the Company in connection with the transactions contemplated hereby that are required to be filed on or before the Effective Time.

     Section 6.9. Indemnification, Exculpation and Insurance.

     (a) Indemnification. The Surviving Company shall indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time each present and former director or officer of the Company (each an "Indemnified Person") to the fullest extent permitted under applicable law and the Company's certificate of incorporation and bylaws, and shall assume, without further action, as of the Effective Time, any indemnification agreements of the Company in effect as of the date hereof. The Surviving Company shall also advance expenses, as incurred, to the fullest extent permitted under applicable law, the Company's certificate of incorporation and bylaws, or any applicable indemnification agreement.

     (b) Successors and Assigns. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.9.

     (c) Directors and Officers Liability Insurance. For seven years after the Effective Time, the Surviving Company shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that (i) the Surviving Company may substitute therefor policies of Parent or its Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers, as long as full coverage continues for the period of their service prior to the Effective Time, and (ii) that in satisfying its obligation under this Section 6.9(c), the Surviving Company shall not be obligated to pay more than $300,000.

     (d) Rights of Indemnified Parties. The provisions of this Section 6.9. (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise.

     Section 6.10. Access to Information

     (a) From the date hereof until the later of the Effective Time or the termination of this Agreement, the Company shall (i) give to Parent and its authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and such financial and other information as may reasonably be requested upon reasonable prior notice and (ii) shall instruct the Company's employees and authorized representatives to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and will be coordinated through the executive officers of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Parent shall instruct its representatives to cooperate with the Company in minimizing any disruption to the Company's business.

     (b) All information obtained by Parent pursuant to this Section shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated July 12, 1999 between Parent and the Company (the "Confidentiality Agreement") which shall continue in effect.

     Section 6.11. Notices of Certain Events.

     (a) The Company and Parent shall promptly notify each other of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

     (b) The Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement.

     (c) Parent shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

     Section 6.12. Merger Without Meeting of Shareholders. If Parent, Merger Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment of, and payment for, the Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with the DGCL.

     Section 6.13. Certain Notices.

     (a) The Company shall, in a timely manner, give all notices and take such other actions in respect of the transactions contemplated hereby as may be required under the terms of each collective bargaining agreement to which the Company or its Subsidiaries is a party.

     (b) If a Parent Officer becomes aware of any fact that causes such Parent Officer to believe that the Company has breached its representations and warranties or covenants so that the condition in paragraph (b)(ii) of Annex I will not be satisfied, such Parent Officer will promptly notify the Company of such fact.

                                   ARTICLE 7
                            CONDITIONS TO THE MERGER

     Section 7.1. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by the DGCL, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with such law;

          (b) no preliminary or permanent injunction or other order, decree or ruling by any court or governmental body or regulatory authority, domestic or foreign, which prevents consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order, decree or ruling lifted);

          (c) no statute, rule or regulation of any government or governmental agency, domestic or foreign, shall prevent the consummation of the Merger; and

          (d) Merger Sub shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 8
                                   TERMINATION

     Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval hereof by the stockholders of the Company:

          (a) at any time prior to the consummation of the Offer by mutual written consent of the Parent and the Company;

          (b) by either Parent or the Company if the Offer shall not have been consummated by March 31, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Offer to occur on or before such date);

          (c) by either Parent or the Company, if there shall be any statute, rule or regulation of any government or governmental agency, domestic or foreign, that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable best efforts to remove any such judgment, injunction, order or decree;

          (d) by Parent, if prior to the purchase of any Shares pursuant to the Offer,

               (i) the Board of Directors of the Company shall have failed to recommend or withdrawn or materially modified in a manner adverse to Parent its approval or recommendation of the Offer and the Merger, or

               (ii) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Superior Proposal; or

               (iii) any Person other than Parent and its Subsidiaries shall have acquired, directly or indirectly, beneficial ownership of at least a majority of the Shares outstanding;

          (e) by the Company, if, prior to purchase of any Shares pursuant to the Offer, (i) the Company notifies Parent in writing at least 72 hours prior to such termination that it intends to enter into an agreement with respect to a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), provided the Company has complied in all material respects with the provisions of Section 5.2, including the notice provisions therein; (ii) Parent does not make, within 72 hours after receipt of the Company's notification pursuant to clause (i), an offer that the Board of Directors of the Company determines, in good faith based on the advice of the Company Financial Advisor or other financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of such offer, is at least as favorable to the Company's stockholders as the Superior Proposal (it being understood that the Company shall not enter into any binding agreement regarding such Superior Proposal during such 72-hour period) and (iii) prior to or simultaneously with such termination, the Company makes payment to Parent of the amounts payable pursuant to
     Section 8.3.

          (f) by the Company, if the Offer has not been consummated by February 15, 2000 as a result of a breach by Parent or Merger Sub of any of their representations and warranties or covenants such that Parent and Merger Sub are unable to perform their obligations under this Agreement after the conditions to their obligations set forth in Annex I have been satisfied (but for those conditions which are not satisfied due to or resulting from the facts constituting such breach) and the Company is not in material breach of any of its representations and warranties or covenants set forth in this Agreement.

          (g) The party desiring to terminate this Agreement pursuant to this
     Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other parties hereto.

     Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or any other agent or advisor of such party except (i) as set forth in Section 8.3 hereof, (ii) as provided pursuant to the Confidentiality Agreement, and (iii) nothing herein shall relieve any party from liability for any willful breach hereof. Notwithstanding the foregoing, the agreements contained in this Section 8.2, and in Sections 6.7, 6.10(b), 8.3, 9.10, and 9.11 shall survive any termination hereof pursuant to Section 8.1.

     Section 8.3. Fees and Expenses.

     (a) Except as otherwise specified in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay to Parent (by wire transfer of immediately available funds) an amount equal to

          (i) $23 million prior to or simultaneously with the termination of this Agreement as a result of the occurrence of any of the events set forth in Sections 8.1(d) or 8.1(e); and

          (ii) $2,000,000 as liquidated damages (and not as a penalty) if the condition set forth in paragraph (b)(ii) of Annex I hereto shall not have been met as a result of a breach by the Company of its representations and warranties set forth in this Agreement; provided that such breach existed as of the date hereof and provided further that all of the other conditions set forth in Annex I shall have been satisfied (but for those conditions which are not satisfied due to or resulting from the facts constituting such breach) and Parent and Merger Sub are not in material breach of any of their representations and warranties or covenants set forth in this Agreement.

                                   ARTICLE 9
                               GENERAL PROVISIONS

     Section 9.1. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

     (a) Survival. Except as otherwise provided in this Section 9.1 the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the consummation of the Offer or upon the earlier termination of this Agreement pursuant to Section 8.1, as the case may be, except those agreements which by their terms are designed to survive, including Sections 6.6,
6.7 and 6.9, shall survive the consummation of the Offer indefinitely.

     Section 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or otherwise received by the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt):

     (a) If to Parent or Merger Sub:

         Deutsche Post AG
         D-53105
         Bonn, Germany
         Fax: (49 228 182 6932)
         Attention:  Klaus Engelen

         With copies to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York  10017
         Fax: (212) 450-4800
         Attention: Christopher Mayer

     (b) If to the Company:

         Air Express International Corporation
         120 Tokeneke Road
         PO Box 1231
         Darien, CT 06820
         Fax: (203) 655-5734
         Attention: Daniel J. McCauley

         With copies to:

         Cummings  & Lockwood
         4 Stamford Plaza, PO Box 120
         107 Elm Street
         Stamford, CT  06904
         Fax:  (203) 708-3889
         Attention: Katherine P. Burgeson

     Section 9.3. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

          (b) "business day" shall have the meaning ascribed to such term under Rule 14D-1 of the Exchange Act;

          (c) "Consummation Time" means the time at which (i) Merger Sub shall have accepted Shares for payment pursuant to the Offer and (ii) persons designated by Parent shall constitute a majority of the Board of Directors of the Company.

          (d) "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature;

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by contract or otherwise;

          (f) "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, city, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, board, instrumentality, official, organization, unit, body, Person or entity and any court or other tribunal);

          (g) "knowledge" or "to the knowledge" when used with respect to Parent or of the Parent and its Subsidiaries means the actual knowledge of any executive officer of Parent after reasonable inquiry; when used with respect to the Company means the actual knowledge of an executive officer of the Company after reasonable inquiry;

          (h) "Material Adverse Effect" when used with respect to the Company and its Subsidiaries or the Parent and its Subsidiaries shall have the meaning described below. When used in conjunction with the Company or any of its Subsidiaries, or Parent or any of its respective Subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or in the aggregate, is materially adverse to the business, assets, prospects, financial condition or results of operations of the Company and its Subsidiaries taken as a whole ("Company Material Adverse Effect") or of Parent and its Subsidiaries taken as a whole ("Parent Material Adverse Effect"), respectively, but other than those adverse effects occurring as a result of (i) changes in economic or financial conditions generally or (ii) changes in conditions affecting the freight forwarding and global logistics industries generally.

          (i) "Material Subsidiary" means any Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

          (j) "Person" or "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Body, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (k) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Company, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other Person, as the case may be, (either alone or through or together with any other Subsidiary) owns, directly or indirectly, such amount of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, that the Company, the Surviving Company, Parent or such other Person has the power to elect a majority of the directors or members of the governing body of such corporation or other legal entity.

          (l) A reference in this Agreement to any statute shall be such statute, as amended from time to time, and the rules and regulations promulgated thereunder.

          (m) A reference in this Agreement to "material" means material to the applicable entity and its Subsidiaries, taken as a whole.

     Section 9.4. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.7. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereof is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.8. Entire Agreement. This Agreement and the Company Disclosure Schedule together constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     Section 9.9. Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each party hereto, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     Section 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, except as expressly provided in Section 6.9(d), nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to Contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof. In addition, the Company, Parent and Merger Sub hereby (i) consent to submit to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware court in the event any dispute arises of this Agreement or any of the transactions contemplated thereby; (ii) agree not to attempt to deny or defeat such personal jurisdiction by motion or other request to leave from any such court; (iii) agree not to bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Federal court located in the State of Delaware or a Delaware state court; (iv) waive any right to trial by jury with respect to any claim or proceeding relating or arising out of this Agreement and (v) waive the right, if any, to seek or claim protection under sovereign immunity or other similar provision under any law, rule, regulation, treaty or otherwise. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    DEUTSCHE POST AG

                                    By: /s/ Klaus Zumwinkel
                                       ----------------------------------------
                                    Name:  Klaus Zumwinkel
                                    Title: Chairman of the Board of Management

                                    By: /s/ Peter Wagner
                                       ----------------------------------------
                                    Name:  Peter Wagner
                                    Title: Member of the Board of Management


                                    DP ACQUISITION CORPORATION

                                    By: /s/ Renato Chiavi
                                       ----------------------------------------
                                    Name:  Renato Chiavi
                                    Title: President

                                    By: /s/ Klaus Engelen
                                       ----------------------------------------
                                    Name:  Klaus Engelen
                                    Title: Executive Vice President, General
                                           Counsel and Secretary


                                    AIR EXPRESS INTERNATIONAL CORPORATION

                                    By: /s/ Hendrik J. Hartong, Jr.
                                       ----------------------------------------
                                    Name:  Hendrik J. Hartong, Jr.
                                    Title: Chairman of the Board of Directors

                                    By: /s/ Guenter Rohrmann
                                       ----------------------------------------
                                    Name:  Guenter Rohrmann
                                    Title: President and Chief Executive Officer

                                     ANNEX I

                             Conditions of the Offer

     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or pay for any Shares, and may, subject to the terms of this Agreement, terminate the Offer, if:

     (a) at the expiration of the Offer (as it may be extended in accordance with the terms hereof), (i) the Minimum Condition has not been satisfied or (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) the Exon-Florio Provision, the DOT Approval and the European Approval shall not have been completed, obtained or satisfied, or (iv) any other domestic or foreign approvals, consents, filings, notifications or other requirements of law, statute, rule or regulation necessary in connection with the transactions contemplated by this Agreement shall not have been completed, obtained or satisfied, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or to own or exercise control over the Company and its Subsidiaries following the Offer; or

     (b) at any time on or after November 15, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

          (i) any order, decree or injunction of a court or governmental agency of competent jurisdiction or any law or regulation enjoins or prohibits the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) or the ownership or exercise of control by the Parent over the Company and its Subsidiaries following the Offer; or

          (ii) any representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall not be true and correct and any of the representations and warranties that are not so qualified shall not be true and correct in any material respects on and as of the date of consummation of the Offer as if such representations and warranties were made on and as of such date (except where such representations and warranties are stated as of a specific date), or the Company shall have breached the agreements and covenants required by this Agreement to be performed by it on or prior to such date in any material respect (provided that the Company may, prior to the expiration of the Offer, seek to cure any such breach); or

          (iii) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of this Agreement, be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their discretion.

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